Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Interstate BancSystem, Inc. (the “Registrant”) of our reports dated February 29, 2024, relating to the consolidated financial statements (on which our report was unqualified) of the Registrant and the effectiveness of the Registrant’s internal control over financial reporting (on which our report expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2023.

/s/ RSM US LLP

Des Moines, Iowa
May 23, 2024